Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Provides Update on Impact of Hurricane Milton and Other Named Storms
Bethesda, MD, October 30, 2024 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company” or “Pebblebrook”) today provided an update regarding the impact of Hurricane Milton and other recent named storms on its properties, including the expected net financial impact. Except for LaPlaya Beach Resort & Club (“LaPlaya”), all of the Company’s southeast resorts are fully operational.

LaPlaya, the 189-room luxury waterfront resort in Naples, Florida, is making significant strides in its restoration efforts following the impacts of Hurricane Helene on September 26, 2024, and Hurricane Milton on October 9, 2024. The Gulf Tower (70 rooms) and the Bay Tower (40 rooms), along with BALEEN Naples, the resort’s primary restaurant and bar, are all scheduled to reopen on November 1, 2024.

LaPlaya’s Beach House building (79 rooms) remains closed for repairs primarily due to water and sand infiltration affecting ground-floor guestrooms. The resort's pools are also closed for temporary clean-up and repairs, with reopening expected in the near future. The Company currently anticipates that repair costs will not be material and expects that property, flood, and business interruption insurance, net of deductibles, will substantially mitigate the financial impact. Assuming normal and customary local approvals, the Company is currently estimating that the Beach House will reopen partially over the coming months and be largely operational by the end of Q1 2025.

Pebblebrook's other resorts in southern Florida and Georgia remain fully operational and sustained no material property damage. However, these properties and LaPlaya experienced considerable cancellations and reduced booking volumes both before and following the storms, affecting operating performance in the third and fourth quarters. The most significant impact has been at LaPlaya. Please note that the Company continues to exclude LaPlaya from its Same-Property reporting due to LaPlaya’s ongoing restoration following Hurricane Ian. However, the estimated impact on LaPlaya’s operating performance is reflected in Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per share, as shown in the table below.

Currently, the estimated impact to the Company’s operating performance from the named storms during the third and fourth quarters of 2024 is expected to be as follows:

	Q3 2024	Q4 2024	Full Year 2024
	$ in millions, except for RevPAR and per share data
Net Income (Loss)(1)	($1.5)	($10.0)	($11.5)
Same-Property RevPAR variance vs. 2023(2)	(25 bps)	(100 bps)	(30 bps)
Same-Property Total Revenue(2)	($1.2)	($3.0)	($4.2)
Same-Property Hotel EBITDA(2)	($1.2)	($2.5)	($3.7)
Adjusted EBITDAre(1)	($1.5)	($10.0)	($11.5)
Adjusted FFO(1)	($1.5)	($10.0)	($11.5)
Adjusted FFO per share(1)	($0.01)	($0.08)	($0.10)
(1) No reconciliations from Net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), EBITDA for Real Estate (“EBITDAre”), Adjusted EBITDAre, Funds from Operations (“FFO”), FFO per diluted share, Adjusted FFO and Adjusted FFO per diluted share, are provided in this press release because, in each case, there are no adjustments to be made.
(2) The Company’s Same-Property reporting includes information for all the hotels the Company owned as of October 30, 2024, except for LaPlaya Beach Resort & Club (excluded from all quarters) and Newport Harbor Island Resort (excluded from Q1, Q2, Q4).

These figures represent Pebblebrook’s best estimates at this time. The Company will continue to evaluate the storms’ impact and provide additional updates in the future as appropriate.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 46 hotels, totaling approximately 12,000 guest rooms across 13 urban and resort markets. For more information, visit
www.pebblebrookhotels.com and follow @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. These forward-looking statements relate to the cost to repair and remediate damaged property, the impact of cancellations and reduced booking volumes, the duration of repair work and the anticipated effects of insurance payments. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, the results of comprehensive damage assessments and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of October 30, 2024. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:
Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com